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Exhibit 4.4

INVESTOR AGREEMENT

        This Investor Agreement (this "Agreement") is entered into and effective as of August            , 2001 by and among East West Bancorp Inc., a Delaware corporation (the "Company"), and Ho Yuan Chen and Chang-Hua Kang Chen, Husband and Wife, as community property ("Investor"), with respect to the facts and circumstances recited below.

RECITALS

        WHEREAS, pursuant to a stock purchase agreement, dated as of the date hereof (the "Stock Purchase Agreement"), by and between the Company and Investor, Investor is purchasing 400,000 shares (the "Purchased Shares") of the Company's Common Stock, par value $0.001 (the "Common Stock");

        WHEREAS, pursuant to a common stock purchase warrant, dated as of the date hereof (the "Common Stock Purchase Warrant"), by and between the Company and Investor, Investor will have the right to purchase up to 300,000 shares (the "Warrant Shares") of the Company's Common Stock;

        WHEREAS, pursuant to a stock restriction agreement, dated as of the date hereof (the "Stock Restriction Agreement"), by and between the Company and Investor, the Purchased Shares acquired by Investor under the Stock Purchase Agreement (but excluding the Warrant Shares which may be acquired under the Common Stock Purchase Warrant) shall be subject to certain restrictions on transfer;

        WHEREAS, the execution and delivery of this Agreement and of each of the Stock Purchase Agreement, the Common Stock Purchase Warrant and the Stock Restriction Agreement (collectively, the "Ancillary Agreements") by each of the parties thereto is conditioned upon the execution and delivery of each of the other agreements, and shall occur contemporaneously therewith; and

        WHEREAS, the parties intend that Investor shall have certain registration rights with respect to the Purchased Shares and the Warrant Shares as set forth herein.

        NOW, THEREFORE, in accordance with the foregoing recitals, and as consideration for the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company and Investor hereby agree as follows:

AGREEMENT

        1.    Registration Rights.

          1.01    Definitions.    As used in this Agreement, the following terms shall have the following respective meanings:

          (a)  "1933 Act" means the Securities Act of 1933, as amended.

          (b)  "1934 Act" means the Securities Exchange Act of 1934, as amended.

          (c)  "Common Stock" means the Company's Common Stock.

          (d)  "Form S-3" means such form under the 1933 Act as in effect on the date hereof or any registration form under the 1933 Act subsequently adopted by the Securities and Exchange Commission ("SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          (e)  "Holder" means any person owning of record Registrable Securities (including Investor) or any permitted assignee thereof in accordance with Section 1.11 hereof.

          (f)    "Initiating Holder" shall mean Investor.

          (g)  The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or ordering of the effectiveness of such registration statement or document by the SEC.

          (h)  The term "Registrable Securities" means: (i) the Purchased Shares and the Warrant Shares; and (ii) any Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) by way of a stock split, stock dividend, recapitalization, merger or other distribution with respect to, or in exchange for, or in replacement of, such Common Stock referred to in (i) above; provided, however, that any Registrable Securities sold by a person in a public transaction pursuant to a registered offering under the 1933 Act or pursuant to Rule 144 promulgated thereunder, or in a private transaction in which its rights under this Section 1 are not assigned, cease to be Registrable Securities.

          (i)    "SEC Rule 145 Transaction" shall mean any transaction described in Rule 145(a) promulgated under the 1933 Act.

          1.02    Form S-3 Registration.    In case the Company shall receive from the Initiating Holder a written request or requests that the Company effect a registration on Form S-3 (or any similar successor form) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by the Initiating Holder, the Company will:

          (a)  promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

          (b)  as soon as practicable, but in no event more than 45 days after receipt of the request of the Initiating Holder, use commercially reasonable efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the Initiating Holder's Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.02: (i) prior to May    , 2003; (ii) if the Initiating Holder, together with the holders entitled to inclusion in such registration, propose to sell Registrable Securities at an aggregate price to the public of less than One Million Dollars ($1,000,000); (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Initiating Holder under this Section 1.02; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; (iv) if the Company has already effected one (1) registration on Form S-3 (or applicable successor form) at the request of the Initiating Holder, which registration has been declared effective; or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

        Subject to the foregoing, the Company shall file and use commercially reasonable efforts to bring effective a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holder.

          1.03    Piggy-Back Registration.

          (a)  Piggy-Back Registration Rights. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its securities under the 1933 Act in connection with the public offering of such securities solely for cash (other than a registration (i) on Form S-4, Form S-8 or any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or (ii) with respect to an employee benefit plan, or (iii) solely in connection with a Rule 145 transaction under the 1933 Act), the Company shall, each such time, promptly give each Holder written notice of such registration together with a list of the jurisdictions in which the Company intends to attempt to qualify such securities under applicable state securities laws. Upon the written request of each Holder given within twenty (20) business days after delivery of such written notice by the Company in accordance with Section 3.04, the Company shall, subject to the provisions of Section 1.03(b), use commercially reasonable efforts to include in its registration and cause to be registered under the 1933 Act all of the Registrable Securities that each such Holder has requested to be registered.

          (b)  Underwriting. In the event that a registration pursuant to Section 1.02 or Section 1.03 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant hereto. In such event, the right of any Holder to registration pursuant to such Section shall be conditioned upon such Holder's participation in the underwriting arrangements required by this Section 1.03(b), and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein. The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with a managing underwriter selected for such underwriting by the Company and reasonably acceptable to Investor.

          Notwithstanding any other provision of this Section 1.03, if the managing underwriter advises the Company in writing that market factors require exclusion of shares to be sold, or a limitation of the number of shares to be so sold, then the Company shall so advise all holders of Registrable Securities and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be reduced and such reduction shall be allocated among the Holders (except those Holders who have indicated to the Company their decision not to distribute any of their Registrable Securities through such underwriting) in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. No such reduction shall (i) reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, or (ii) reduce the amount of securities of the selling Holders included in the registration and underwriting below twenty five percent (25%) of the total amount of securities requested to be included in the registration and underwriting by such selling Holders.

          1.04    Obligations of the Company.    Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a)  Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of Investor, keep such registration statement effective for up to one hundred eighty (180) days or, if earlier, until the Holder or Holders have completed the distribution related thereto. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the 1933 Act.

          (b)  Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement for the period set forth in Section 1.04(a) above.

          (c)  Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (d)  Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (e)  In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (g)  Use its best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

          (h)  Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed including without limitation, the automated quotation system of the National Association of Securities Dealers, Inc.'s National Market System or the New York Stock Exchange, Inc.

          (i)    Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

          1.05    Furnish Information.    In connection with any action pursuant to this Section 1, the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities. In that connection, each selling Holder shall be required to represent to the Company that all such information which is given is both complete and accurate in all material respects when made. The Company's registration obligations under this Agreement shall be conditioned on the furnishing of such information by Holders.

          1.06    Definition of Expenses.

          (a)  "Registration Expenses" shall mean all expenses incurred by the Company in complying with Sections 1.02 and 1.03 hereof, including, without limitation, all registration, filing and qualification fees, underwriters' expense allowances, printing expenses, fees and disbursements of counsel for the Company.

          (b)  "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of the Registrable Securities in the registration, all blue sky fees and expenses, stock transfer taxes and all fees and disbursements of any special counsel for any Holder.

          1.07    Expenses of Registration.    The Company shall bear all Registration Expenses incurred in connection with: (i) one (1) registration pursuant to Section 1.02; and (ii) all registrations pursuant to Section 1.03. All Selling Expenses shall be borne by the Holders of the securities so registered, pro rata on the basis of the number of shares so registered (provided that each Holder shall bear the full amount of the fees and disbursements of any counsel retained by it.)

          1.08    Indemnification.    In the event any Registrable Securities are included in a registration statement under this Section 1:

          (a)  To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the officers, directors and partners of each Holder, any underwriter (as defined in the 1933 Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law; and the Company will reimburse each such Holder, officer, director or partner, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the Company's indemnity contained in this Section 1.09(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished in writing and expressly stated for use in connection with such registration by such Holder, or such Holder's officers, directors or partners, underwriter, or controlling person. The Company shall not be required to indemnify any person against any liability arising out of the failure of such person to deliver a prospectus as required by the 1933 Act. The indemnity provided for in this Section 1.09(a) shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder, officer, director, partner, seller, underwriter, participating person or controlling person and shall survive transfer of such securities by such person or entity.

          (b)  To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement,

  each person, if any, who controls the Company within the meaning of the 1933 Act, any underwriter (within the meaning of the 1933 Act) for the Company, any person who controls such underwriter, and any other Holder selling securities in such registration statement or any of its partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly stated in a writing for use in connection with such registration; and each such Holder will reimburse any legal or other expenses, as incurred, where same are reasonably incurred by any person intended to be indemnified pursuant to this Section 1.09(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.09(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 1.09(b) exceed the net proceeds received by such Holder.

          (c)  Promptly after receipt by an indemnified party under this Section 1.09 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.09, notify the indemnifying party in writing of the commencement thereof, and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if the indemnified party reasonably determines that representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to notify an indemnifying party within a reasonable time of the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.09, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.09.

          (d)  If the indemnification provided for in this Section 1.09 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with that which resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent.

          1.09    Reports Under Securities Exchange Act of 1934.    With a view to making available to the Holders the benefits of Rule 144 promulgated under the 1933 Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

          (a)  file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and

          (b)  furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request: (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3; (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in order to permit any Holder to avail itself of any rule or regulation of the SEC or any state securities authority which permits the selling of any such securities without registration or pursuant to such form.

          1.10    Assignment of Registration Rights.    Registration rights (but not the right to demand registration under Section 1.02) pursuant to this Section 1 may be assigned by Investor to a transferee or assignee of such securities: (a) if such transferee or assignee was a Holder of Registrable Securities hereunder prior to such transfer; (b) if such transfer is made in connection with the transfer of all Registrable Securities held by the transferor; (c) if such transferee or assignee acquires at least five percent (5%) of the then outstanding Registrable Securities; or (d) in connection with a distribution by such Holder, to any partner, former partner, member, former member, stockholder or former stockholder or the estate of any such person, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; provided, however, that such assignment shall be effective only if the transferee agrees to be bound by the terms and conditions of this Agreement.

          1.11    "Market Stand-Off" Agreement.    Each Holder agrees that, in connection with any underwritten public offering of the Company's Common Stock, upon request of the Company or the underwriters managing such underwritten offering of the Company's Common Stock, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Common Stock of the Company (other than those Common Stock shares included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the underwriters and as is agreed to by each beneficial owner of 1% or more of the Company's Common Stock and each officer and director of the Company; provided, however, that such Holder shall be released from any such agreement at the same time that such officers, directors or beneficial owners may be released. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares of securities of every other person subject to the foregoing restriction) until the end of such period.

          1.12    Limitations on Subsequent Registration Rights.    During the term of this Agreement, the Company shall not, without the prior written consent of Investor, which shall not be unreasonably withheld, enter into any agreement with any holder or prospective holder of any securities of the Company which would: (a) allow such holder or prospective holder to include such securities in any registration filed by the Company, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that this inclusion of such holder's securities will not reduce the amount of Registrable Securities of Holders which is included; (b) permit such holder or prospective holder to require the Company to initiate any registration of any securities of the Company; or (c) otherwise be in conflict with the terms hereof.

          1.13    Termination of the Company's Obligations.    The right of any Holder to request registration or inclusion in any registration pursuant to this Section 1 shall terminate on the earlier to occur of (i) August    , 2012; or (ii) the date on which all shares of Registrable Securities held by and issuable to such Holder may be sold under Rule 144 during any ninety (90) day period.

        2.    Voting Agreement.

          2.01    Voting of Unreleased Shares.    Investor shall use best efforts to vote all "Unreleased Shares," as that term is defined in the Stock Restriction Agreement, of the Company's Common Stock owned of record or beneficially by Investor at any annual or special meeting of the Company's shareholders in favor of, or take all actions by written consent in lieu of any such meeting necessary to cause, the proposals submitted for shareholder approval as recommended and requested by a majority of the Company's Board of Directors then in office. Investor hereby agrees to vote all of the Unreleased Shares, except with the prior written consent of the Company, against any action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the contemplated benefits to the Company of this Agreement. Investor shall not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with this Section 2.01.

          2.02    Irrevocable Proxy.    Investor hereby grants to the Company, and appoints Dominic Ng, Chairman, and Douglas P. Krause, Senior Vice President and General Counsel of the Company, in their respective capacities as officers of the Company, and any individual who shall succeed to any such office of the Company, and any other designee of the Company, and each of them, as Investor's irrevocable proxy and attorney-in-fact (with full power of substitution and resubstitution) to vote the Unreleased Shares with respect to the subject matter of this Agreement. Investor intends this proxy to be irrevocable and coupled with an interest, and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy.

        3.    General Provisions.

          3.01    Further Assurances.    Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby, and to effect the intents and purposes of this Agreement and the Ancillary Agreements.

          3.02    Rights Cumulative.    Each and all of the various rights, powers and remedies of the parties hereto shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

          3.03    Notices.    All notices, consents or demands of any kind which any party to this Agreement may be required or may desire to serve on any other party hereto in connection with this Agreement shall be in writing and may be delivered by personal service or overnight courier, by telex or facsimile transfer, or by registered or certified mail, return receipt requested, deposited in the United States mail with first-class postage thereon fully prepaid, addressed as set forth below. Service of any such notice or demand so made by mail shall be deemed complete on the date of actual delivery as shown by the addressee's registry or certification receipt or at the expiration of five (5) business days after the date of mailing, whichever is earlier. Any party hereto may from time to time by notice in writing served upon the other party as aforesaid, designate a different mailing address or a different person to which such notices or demands are thereafter to be addressed or delivered.

If to the Company:	East West Bancorp Inc. Attn: Douglas P. Krause Executive Vice President, General Counsel and Secretary 415 Huntington Drive San Marino, CA 91108 Facsimile: 626-799-3167 Telephone: 626-583-3587
If to Investor:	Ho Yuan Chen and Chang-Hua Kang Chen 6281 Regio Avenue Buena Park, CA 90620-1042 Facsimile: 714-521-3366 Telephone: 714-521-8899
With a copy to:	Keith E. Thomas, Esq. 4685 MacArthur Court, Suite 450 Newport Beach, CA 92660 Facsimile: 949-476-2477 Telephone: 949-475-1997

          3.04    Captions.    Captions are provided herein for convenience only and they form no part of this Agreement and are not to serve as a basis for interpretation or construction of this Agreement, nor as evidence of the intention of the parties hereto.

          3.05    Severability.    The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be so declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof. The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

          3.06    Attorneys' Fees.    In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party all reasonable costs, expenses and attorneys' fees incurred by the successful party (including, without limitation, costs, expenses and fees on any appeal) with respect to such action.

          3.07    Counterparts; Facsimile.    This Agreement may be executed in separate counterparts and in facsimile, each of which shall be deemed an original, and when executed, separately or together, shall constitute a single original instrument, effective in the same manner as if the parties hereto had executed one and the same instrument.

          3.08    Waiver.    No waiver of any term, provision or condition herein, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition hereof.

          3.09    Entire Agreement.    Contemporaneously with the execution of this Agreement the parties have entered into the Ancillary Agreements which, together with this Agreement are intended by the parties hereto to be the final expression of their agreement and constitute and embody the entire agreement and understanding of the parties with regard to the subject matter hereof and thereof, and are a complete and exclusive statement of the terms and conditions thereof, and shall supersede any and all prior correspondence, conversations, negotiations, agreements or understandings relating to the same subject.

          3.10    Governing Law.    It is the intention of the parties that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

          3.11    Successors and Assigns.    This Agreement and all of its terms, conditions and covenants are intended to be fully effective and binding, to the extent permitted by law, on the heirs, executors, administrators, successors and permitted assigns of the parties hereto.

          3.12    Amendment.    This Agreement may not be modified, amended, altered or changed in any respect whatsoever except by further agreement in writing, duly executed by all parties hereto. No oral statements or representations made after the date of this Agreement by either party hereto are binding on such party, and neither party hereto shall have the right to rely on such oral statements or representations.

          3.13    Arbitration.    Any controversy or claim, whether based on contract, tort, statute, indemnity, or other legal theory (including but not limited to any claim of fraud or misrepresentation) arising out of or related to this Agreement or the Ancillary Agreements will be settled by arbitration before a retired judge or justice chosen by the parties through the Judicial Arbitration and Mediation Service ("JAMS") of Los Angeles County. The parties agree that JAMS will provide a list of five available judges or justices from which the parties will choose a single judge or justice to arbitrate their dispute. If the parties cannot agree on a single judge or justice, each party will have the right to reject or strike up to two (2) judges or justices from the list of five. The arbitrator will then be chosen from the remaining judge(s) or justice(s) by blind draw supervised by JAMS. In rendering his or her award, the retired judge or justice ("Arbitrator") will have no authority or jurisdiction to modify or change any provision of this Agreement or to award punitive damages. The Arbitrator will have the authority to determine the arbitrability of any dispute between the parties and will also have the authority to establish procedural rules to govern the arbitration of any dispute between the parties. Any judgment upon the award rendered by the Arbitrator will be final and binding and may be entered in any court having jurisdiction thereof.

          3.14    Choice of Forum.    Any judicial proceeding brought by any party hereto as a result of a dispute or controversy arising out of or related to this Agreement shall be commenced in courts located within Los Angeles County, California. All parties hereto agree to submit to the jurisdiction of the federal and state courts located within such county in the event of such a dispute or controversy.

          3.15    Assignment.    Neither this Agreement nor any of the rights, interests or obligations of either party hereto arising under this Agreement may be assigned by either party hereto without the prior written consent of the other party hereto.

        IN WITNESS WHEREOF, the parties hereto have executed this Investor Agreement with the intent and agreement that the same shall be effective as of the day and year first above written.

COMPANY:	EAST WEST BANCORP INC.
By:
Name:
Title:
INVESTOR:
Ho Yuan Chen
Chang-Hua Kang Chen

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